                            SAVE THE WORLD AIR, INC.
                         29229 Canwood Street, Suite 206
                         Agoura Hills, California 91301
                             Telephone 818-865-3500
                             Facsimile 818-865-3501

October 17, 2002

Dear shareholders:

Shortly after I joined our board of directors in October 2001, I learned of the SEC's enforcement action against the company and its former sole director and executive officer, Jeffrey Muller (among others). The SEC's allegations were serious and comprehensive. Since my last letter to you on February 20, 2002, I have undertaken a comprehensive review of our operations, products, research and development, management, accounting, legal affairs, reporting and disclosure under the Securities Exchange Act of 1934, capital resources and requirements, and future plans. This letter summarizes those efforts.

    -   Assembly of management team

Eugene E. Eichler, CPA joined us as our Chief Financial Officer and Chief Operating Officer. Mr. Eichler enjoys a long and distinguished professional history and has served in a variety of managerial and executive positions throughout his career for companies such as Price Waterhouse, the Atomic Energy Commission, North American Aviation, Milburn Industries, and Masry & Vititoe. Mr. Bruce McKinnon has led our research and development, product testing and product engineering. These two men have served without compensation. In recognition of their services, our board recently granted them restricted stock awards which will vest in one year if they continue with the company.

    -  Selection of new auditors and corporate counsel

Because of the nature and scope of the SEC's allegations regarding our financial statements and SEC filings, we engaged new, independent and local auditors and securities counsel. We retained our existing litigation counsel to assist with the SEC action and other disputes. With their assistance, we have reviewed all legal and accounting matters; reviewed our prior filings with the SEC; and established a disclosure policy for all press releases, SEC filings and public disclosures. Based on these investigations, we have sought to modify or cancel various contracts between Muller and the company and certain other transactions.

    -   Initiation of litigation against Muller and others

As a result of our legal, operational and financial review, we determined that it was in the best interest of our true public shareholders to commence litigation against Jeffrey Muller, his immediate family, and a variety of persons and entities that we believe are controlled by or acting in concert with Muller. Among other things, we have sought to cancel approximately 7.5 million shares that we believe were improperly issued; cancel Muller's option for 10 million shares; and cancel Muller's royalty arrangement with the company for $10 per unit sold.

The court granted our applications for a TRO (temporary restraining order) and issued a preliminary injunction pending trial. Among other things, the court froze trading in the shares that are the subject of our action and prohibited Muller from participating in management of the company or from serving as an officer or director of the company.

Among other things, the preliminary injunction specifically enjoins and restrains Muller and other cross-defendants from:

        1. selling, transferring or encumbering all assets and property including

Chairman's letter
October 17, 2002

            - any and all shares issued by SWA or Mandalay Capital Corp. on April 28, 1998;

            - any and all interest in which Jeffrey A. Muller and Lyn Muller may have in the pending patent rights of the ZEFs device (Patent pending No. WO 01/905652 A1);

            - Cross-defendant Jeffrey A. Muller's interest in stock options described in the stock option agreement dated January 1, 2000;

            - any and all obligations of SWA owed to Muller and Lyn Muller as a result of the Buy-Sell Agreement executed for worldwide licensing rights to the ZEFs device, dated December 29, 1998; and

            - any Stock certificates or shares that comprise the shares transferred on April 28, 1998 by SWA to any of the cross defendants.

        2. from serving as an officer or director of SWA, and from directly or indirectly acting to exercise any influence or control over the business or policies of SWA as a director or shareholder.

        3. from encumbering, selling, transferring, conveying or assisting in the sale of any SWA stock Muller owns or controls; and

        4. from taking any action to injure SWA or its business or business relations with its customers, licensors, consultants, employees and stockholders.

    -   Settlement of Securities and Exchange Commission action

After filing our cross-complaint in the SEC action against Muller, the court approved our settlement of the SEC action against the company and dismissed the action against the company. The court issued its Final Judgment of Permanent Injunction and Other Relief Against the company and approved our Consent To Final Judgment Of Permanent Injunction And Other Relief.

The SEC's action continues against Muller . The SEC seeks disgorgement of all illicit profits derived from his sales of SWA stock, prejudgment interest, civil penalties and a permanent injunction prohibiting him from serving as an officer or director of any issuer that has a class of securities registered with the SEC.

    -   Product testing, research and development

We have engaged independent, EPA-certified testing facilities to conduct independent tests of our ZEFs products. These tests confirm the core functionality of the ZEFs products in reducing harmful emissions. We have undertaken further research, analysis and discussions with manufacturing personnel, materials sources and industry professionals. We have also undertaken further development toward a ZEFs device employable with four-barrel carburetors, multiport fuel injection and other internal combustion engines. We plan to conduct further testing and research and development as soon as we have sufficient capital resources.

Prototypes have been produced and testing is being done for multi-port fuel injection engines. This endeavor will be coordinated with the study and testing to be conducted by Rand Corporation. In addition, research and development is underway for devices for diesel engines.

    -   Appointment of new directors

Director Robert Sylk and I appointed five new members to vacancies on the Board of Directors: Hon. John J Brown, former Minister for the Environment in Australia; Dr. John F. Price,

Chairman's letter
October 17, 2002

professor of mathematics at University of New South Wales; Eugene E. Eichler, CPA, currently our COO and CFO; Bruce McKinnon, CEO of a manufacturing company; and Joseph Helleis, former CEO and President of a major bank. These men have a wide variety of experience in marketing, banking, administration, management, computer software and finance.

    -   Establishment of Board of Advisors

Our Board established a Board of Advisors and appointed four individuals to it who bring a wealth of experience and professional knowledge. The Board of Advisors will assist the company in the areas of automotive testing, product design and environmental investigation. The Board of Advisors members are:
Nathan Shelton, currently Chairman of the Board for the Specialty Equipment Market Association (SEMA); Bobby Unser, Jr., automotive racing; Erin Brockovich, environmentalist; and John Reader, system engineering. Sir Jack Brabham and Pro Hart have also indicated their interest in joining the Board of Advisors, and we welcome their participation. Jack Brabham is internationally reknown in racing circles and Pro Hart is among the most famous artists in Australia, as well as being the original inventor of the ZEFs device.

    -   SEC filings

As most of you know, we are behind in our SEC filings. Our Annual Report on Form 10KSB awaits completion of the audit. Our preparation of accurate financial statements necessarily requires that many of complex issues described in this letter -- such as the number of outstanding shares, patent rights, royalties, options and pending litigation -- be resolved. Our resolve to bring care and closure to these issues is hardened by the SEC's allegations that our prior filings, prepared by Muller and his professional advisors, contained inaccurate and incomplete disclosures. At this point we cannot estimate when these filings will be brought current, but we are making every effort to do so as quickly as possible.

    -   Agreement with Pro Hart

Last February, Kevin Charles "Pro" Hart notified us that he challenged our rights to the ZEFs patent, claiming that his signature was forged on the June 26, 1997 assignment to Muller. In May, several of our directors traveled to Australia to resolve several issues, including Hart's claims. On May 28, 2002, Hart assigned all his patent rights to SWA in exchange for certain stock options and other consideration.

    -   Agreement with Rand Corp.

The Company has finalized an agreement with Rand Corporation of Santa Monica, California to do a comprehensive study regarding all aspects of the ZEFS device and the market potential. Rand is a "think-tank" of highly qualified engineers, scientists and other specialized individuals and have conducted studies for the government, military and major corporations for over forty years. The scope of the study they would undertake for SWA is to be conducted over a period of six to nine months and is broken down into the six tasks which are:

        1. Review technical capabilities of the Device for reducing Emissions and Saving Fuel as described in Patent Application Number PCT/AU01/00585 and Patent Pending No. WO 01/905652 A1.

        2.  Assessment and review of options for reducing tailpipe emissions.

        3.  Develop preliminary vehicle test program and facilitate tests.

        4.  "Market" potential for reducing tailpipe emissions.

        5.  Develop a certified testing program.

        6.  Assist in developing a strategic plan.

Chairman's Letter
October 17, 2002


    - Muller bankruptcy and agreement with bankruptcy trustee for Muller bankruptcy estate

On March 1, 2002, Jeffrey and Lyn Muller were declared bankrupt pursuant to a Sequestration Order made in the Federal Magistrates Court of Australia in Brisbane. We filed a claim in the bankruptcy and have reached agreement with the Trustee of the bankrupt estate to acquire ownership of the Muller's interest and title in Patent Pending No. WO 01/90562 A1 which pertains to the ZEFs device.

    -   Outstanding stock and management ownership

There are currently 20,235,847 shares issued and outstanding, which we believe to be held by 890 shareholders. As a part of the litigation against Muller and other cross-defendants, SWA contends that approximately 7,500,000 shares issued at the time the company was founded were invalidly issued. The Preliminary Injunction prevents these shares from being sold or transferred and we expect the court to find in our favor and void or return to our treasury all of these shares.

Last week, our board approved the restricted stock awards of a total of 2,150,000 shares to our new officers and members of our Board of Directors and Board of Advisors, which will vest in one year. The board also ratified the grant of an award of 1,000,000 shares to me (which will vest November 1st) plus options for 3,000,000 shares vesting equally over three years, beginning November 1, 2002. Of these 2,150,000 shares, the Board authorized the issuance of 250,000 shares to each director other than Muller and myself; 50,000 shares to each of the four members of the Board of Advisors; and a total of 450,000 shares to three officers (other than myself).

    -   Liquidity and capital resources

Since joining the company, I have funded all of the activities including expenses for litigation and operations. To date, these expenses exceed $500,000. I am committed to fund the company for the immediate future as we seek capital from other sources.

To meet our research and development goals, we will need about $500,000 per quarter over the next 12 to 18 months. We are cautiously optimistic that, given recent developments and our preliminary discussions with potential capital sources, we will be successful in obtaining debt or equity funding to meet our capital requirements.

    -   Shareholders meeting

As soon as the audited financial statements are available and the necessary filings with the SEC have been completed, a proxy statement will be sent to shareholders and a shareholders meeting will be scheduled.

                                      * * *

I apologize for the delay in getting this information to you. However, it is my hope that all of you will continue to have faith in our product and the efforts we are undertaking to make this company viable and successful. It has been a long hard road and we have had many obstacles to overcome. My belief and commitment is unwavering and all of the directors and management of SWA will continue their efforts to move the company forward.

Sincerely yours,





Edward L. Masry

President and Chairman of the Board